Exhibit 99.5

TED TEWKSBURY AND BOB BAILEY JOIN ENTROPIC COMMUNICATIONS’ BOARD OF DIRECTORS

Senior Semiconductor Executives Add Analog/Mixed Signal Expertise and Broad Semiconductor

Market Experience to Entropic Board

SAN DIEGO, September 7, 2010 - Entropic Communications, Inc. (Nasdaq: ENTR), a leading provider of silicon and software solutions to enable connected home entertainment, announced today the appointment of Dr. Theodore Tewksbury, president and chief executive officer of Integrated Device Technology, Inc. (IDT) and Mr. Robert Bailey, chairman of the board of PMC-Sierra (PMC) to Entropic’s Board of Directors, effective immediately. Both are experienced and successful executives with broad semiconductor industry experience to support Entropic’s strategy of enabling connected home entertainment.

“We are very pleased to welcome Ted and Bob as the newest members of Entropic’s Board of Directors,” said Umesh Padval, chairman of the board, Entropic. “Each is a seasoned executive in the semiconductor industry, offering expertise in mixed signal and analog application-specific standard products; making each a significant asset to our Board. In addition, their CEO and board experience as well as their strong operations and engineering backgrounds complement the expertise of our current board members.”

Dr. Tewksbury is currently the President and Chief Executive Officer of IDT and a member of the IDT Board of Directors. IDT is a leading provider of analog-intensive, mixed signal semiconductor solutions for communications, computing and consumer electronics. Prior to IDT, Dr. Tewksbury was President and Chief Operating Officer of AMI Semiconductor from September 2006 to February 2008; served as General Manager and Managing Director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran Maxim’s high-speed signal processing businesses, including data converters, high-performance radio frequency (RF), and optoelectronics; held a position with IBM Microelectronics as Director of SiGe RF/analog product development; and was a Senior Design Engineer with Analog Devices. Dr. Tewksbury holds a BS, MS and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology. Tewksbury has authored and co-authored many publications, holds several patents, and led the development of many industry firsts and award-winning technologies.

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Mr. Bailey currently serves as Chairman of the Board of PMC and was the President and Chief Executive Officer of the Company from July 1997 until May 2008. PMC is the premier Internet infrastructure semiconductor solution provider. Mr. Bailey has been a Director of PMC since October 1996, Chairman of PMC’s Board of Directors since 2005 and also served as PMC’s Chairman from February 2000 until February 2003. He is also a Director of Micron Technology, Inc., a provider of advanced semiconductor memory solutions. Previously, Mr. Bailey served as President, Chief Executive Officer and Director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary from December 1993 to July 1997. He was employed by AT&T-Microelectronics (now a division of LSI Logic) from August 1989 to November 1993, where he served as Vice President and General Manager, and at Texas Instruments in various management positions from June 1979 to August 1989. He holds a BS in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas. Mr. Bailey received the “CEO of the Year Award” from Electronic Business in 2000 and was ranked as one of the “Top Ten CEOs of 2000” by Investor’s Business Daily.

With the addition of Dr. Tewksbury and Mr. Bailey, Entropic will expand its board to eight members.

About Entropic Communications

Entropic Communications, Inc. (NASDAQ:ENTR) is a leading fabless semiconductor company that is engineering the future of connected home networking and entertainment by providing next-generation silicon and software technologies to the world’s leading cable, telco and satellite service providers, OEMs and consumer electronics manufacturers. As a co-founder of MoCA (Multimedia over Coax Alliance), Entropic pioneered and continues to evolve the way high-definition television-quality video and other multimedia and digital content such as movies, music, games and photos are brought into and delivered throughout the home. For more information, visit Entropic at www.entropic.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected value to Entropic of Dr. Tewksbury’s and Mr. Bailey’s industry experience and strategic input. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with recruiting and retaining key employees and Board members such as Dr. Tewksbury and Mr. Bailey, the risk that the market for high-definition television-quality video and multimedia content delivery solutions may not develop as anticipated, and other factors discussed in the “Risk Factors” section of Entropic’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

TED TEWKSBURY AND BOB BAILEY JOIN ENTROPIC COMMUNICATIONS’ BOARD OF DIRECTORS	Page 3

Contacts:

Investor Contact:

Debra Hart

Director, Investor Relations

858.768.3852

debra.hart@entropic.com

Media Contact:

Chris Fallon

Ruder Finn for Entropic Communications

212.715.1691

fallonc@ruderfinn.com

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